EXHIBIT 99.20


                                                              SEPTEMBER 17, 1999

Dear Shareholders:

THE ASARCO CYPRUS MERGER MEANS ENHANCED SHAREHOLDER VALUE. By VOTING FOR the Asarco Cyprus merger on September 30, you will:

     o   own the largest publicly-traded copper company in the world;

     o receive a cash payment of $5.00 per Asarco Cyprus share after the merger's closing; and

     o realize ongoing value through Asarco Cyprus' global presence, world-class properties, enhanced financial strength and increased shareholder liquidity.

By VOTING FOR the Asarco Cyprus merger, you are voting for a transaction that:

     o   is accretive to shareholders;

     o positions shareholders to benefit from 100 percent of the $275 million of annual cost savings created by the merger; and

     o gives shareholders an investment unequalled in the copper industry in terms of the combination of a pipeline of growth properties, operating efficiencies and earnings power.

By VOTING FOR the Asarco Cyprus merger YOU WILL SUBSTANTIALLY INCREASE THE POTENTIAL VALUE AND POWER OF YOUR INVESTMENT.

That is why Phelps Dodge wants to breakup the Asarco Cyprus merger. PHELPS DODGE DOES NOT WANT YOU to create Asarco Cyprus. Phelps Dodge would rather have you GIVE UP MUCH OF WHAT YOU WOULD REALIZE IN AN ASARCO CYPRUS COMBINATION TO PHELPS DODGE'S SHAREHOLDERS.

In the three-way deal proposed by Phelps Dodge, Asarco Cyprus would contribute:

     o   57% of production;

     o   61% of reserves;

     o   lower cash costs;

     o   4 of the 5 lowest cost mines;

     o   60% of the copper margin;

     o   92% of the synergies; and

     o   91% of the cash.

Yet, for all this, PHELPS DODGE WILL ONLY GIVE YOU 43% OF THE OWNERSHIP.

In a virtually unprecedented action, Cyprus Amax and Asarco publicly stated the offer price at which they would consider a three-way combination with Phelps Dodge. Phelps Dodge ignored this response and proceeded with an expensive and hostile solicitation, including several lawsuits in an attempt to break up our merger.

We think you should know that Phelps Dodge can't complete its exchange offer by September 30. Also, its offers are subject to numerous conditions, including anti-trust clearances and the approval of its own shareholders.

THE CYPRUS AMAX AND ASARCO BOARDS UNANIMOUSLY REJECTED PHELPS DODGE'S EXCHANGE OFFERS AS INADEQUATE AND NOT IN THE BEST INTERESTS OF CYPRUS AMAX AND ASARCO SHAREHOLDERS. THE BOARDS UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR THE MERGER ON SEPTEMBER 30, 1999.

It is the only transaction that assures you of value. It is the only transaction you can count on.

We thank you for your support. We urge you to sign, date, and mail the WHITE proxy card today.





    /s/ Francis R. McAllister                           /s/ Milton H. Ward

    Francis R. McAllister                               Milton H. Ward
    Chairman and Chief Executive Officer                Chairman, Chief Executive Officer and President
    ASARCO Incorporated                                 of Cyprus Amax Minerals Company


                                   IMPORTANT
=====================================================================================================
If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR the merger.

If you need assistance or information, please call our proxy solicitors:

       Asarco Shareholders:                               Cyprus Amax Shareholders:
        MORROW & CO., INC.                                        GEORGESON
         at (800) 662-5200                                       SHAREHOLDER
or CHRIS SCHULTZ, Treasurer, Asarco                           COMMUNICATIONS INC
         at (212) 510-2329                                    at (800) 223-2064
                                                or JOHN TARABA, VP and Controller, Cyprus Amax
                                                                at (303) 643-544

=====================================================================================================

                        TO ALL ASARCO CYPRUS SHAREHOLDERS

         SINCE ASARCO CYPRUS BRINGS THIS TO A THREE WAY COMBINATION WITH
                               PHELPS DODGE......


-----------------------------------------------------------------------------------------------------

          COPPER PRODUCTION                                               CASH

[Pie chart  depicting  copper  production                  [Pie chart  depicting cash brought
brought  by Asarco  Cyprus  (57%) and                      by Asarco Cyprus (91%) and
Phelps Dodge (43%)]                                        Phelps Dodge (9%)]

-----------------------------------------------------------------------------------------------------

           COPPER RESERVES                                           COPPER MARGIN

[Pie chart  depicting  copper reserves                  [Pie chart  depicting  copper margin
brought by Asarco Cyprus (61%) and                      brought by Asarco Cyprus (60%) and
Phelps Dodge  (39%)]                                    Phelps Dodge (40%)]

-----------------------------------------------------------------------------------------------------

           LOW COST MINES                                               SYNERGIES

[Pie chart  depicting low cost mines                    [Pie chart  depicting  synergies brought
brought by Asarco  Cyprus (80%)                        by Asarco Cyprus (92%) and Phelps Dodge (8%)]
and Phelps Dodge (20%)]

-----------------------------------------------------------------------------------------------------

                     WHY SHOULD YOU BECOME A MINORITY OWNER?

              ----------------------------------------------------

                                    OWNERSHIP

                 [Pie chart depicting ownership of Asarco Cyprus
                          (43%) and Phelps Dodge (57%)]


              ----------------------------------------------------


                       VOTE "FOR" THE ASARCO CYPRUS MERGER
                                 ON SEPTEMBER 30